Exhibit 4.1

RESHAPE LIFESCIENCES INC.
DESCRIPTION OF SECURITIES REGISTERED PURSUANT TO SECTION 12 OF
THE SECURITIES EXCHANGE ACT OF 1934

ReShape Lifesciences Inc., a Delaware corporation (“ReShape,” “we,” “us” and “our”), has only one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our common stock, par value $0.001 per share (“common stock”).

The following description of our common stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Sixth Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), and our Amended and Restated Bylaws (the “Bylaws”), which are filed as exhibits to our Annual Report on Form 10‑K for the fiscal year ended December 31, 2019 and are incorporated by reference herein. We encourage you to read our Certificate of Incorporation, our Bylaws and the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”) for additional information.

Authorized Shares

Our Certificate of Incorporation authorizes the issuance of up to 280,000,000 shares of capital stock, consisting of 275,000,000 shares of common stock and 5,000,000 shares of preferred stock, par value $0.001 per share (“preferred stock”). As of December 31, 2019, we had 391,739 shares of common stock outstanding.

In accordance with a certificate of designation filed on August 16, 2017, which has been filed as an exhibit to our Annual Report on Form 10‑K for the fiscal year ended December 31, 2019, we designated shares of preferred stock as Series B Convertible Preferred Stock, 3 shares of which remained issued and outstanding as of December 31, 2019, which are convertible into 1,250 shares of common stock. Additionally, in accordance with a certificate of designation filed on October 3, 2017, which has been filed as an exhibit to our Annual Report on Form 10‑K for the fiscal year ended December 31, 2019, we designated shares of preferred stock as Series C Convertible Preferred Stock, 95,388 shares of which remained issued and outstanding as of December 31, 2019, which are convertible into 38 shares of common stock.

Our Board of Directors is authorized, subject to limitations prescribed by law, to provide by resolution or resolutions for the issuance of shares of preferred stock from time to time in one or more series, and, by filing a certificate pursuant to the applicable law of the State of Delaware, to establish the number of shares to be included in each such series, and to fix the voting powers, if any, designations, powers, preferences, and relative, participating, optional or other rights, if any, of the shares of each such series, and any qualifications, limitations and restrictions thereof.

We may amend from time to time our Certificate of Incorporation to increase the number of authorized shares of common stock or preferred stock. Any such amendment would require the approval of the holders of a majority of the voting power of the shares entitled to vote thereon.

Voting Rights

The holders of shares of our common stock are entitled to vote on all matters to be voted on by the stockholders of ReShape; provided, however, that, except as otherwise required by law, holders of common stock shall not be entitled to vote on certain amendments to our Certificate of Incorporation that relate only to the terms of one or more outstanding series of preferred stock. On all matters to be voted on by the holders of the common stock, the holders are entitled to one vote per share. Our common stock does not have cumulative voting rights.

Our Certificate of Incorporation provides that our Board of Directors is divided into three classes. All elections of directors are determined by a plurality of the votes cast. Except as otherwise required by law, our Certificate of Incorporation or our Bylaws, all other matters are decided by the vote of the holders of stock having a majority of the votes cast by the holders of all stock entitled to vote on such question that are present in person or by proxy at a meeting of stockholders.

Dividend Rights

Subject to the rights of the holders of any series of preferred stock, and subject to any other provisions of our Certificate of Incorporation, holders of common stock are entitled to receive such dividends and other distributions in cash, stock of any corporation or property of ReShape as may be declared thereon by our Board of Directors from time to time out of our assets or funds legally available for that purpose. When and as dividends are declared on the common stock, holders of our common stock are entitled to share equally, share for share, in such dividends.

Liquidation Rights

In the event of any liquidation, dissolution or winding-up of our affairs, holders of our common stock will be entitled to share ratably in our assets that are remaining after payment or provision for payment of all of our debts and obligations and after liquidation payments to holders of outstanding shares of preferred stock, if any.

Other Rights and Preferences

The holders of common stock have no preferences or rights of conversion, exchange, pre-emption or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that our Board of Directors may designate and issue in the future. Our Certificate of Incorporation and Bylaws do not restrict the ability of a holder of our common stock to transfer his, her or its shares of common stock. All currently outstanding shares of our common stock are fully paid and non-assessable.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is EQ Shareowner Services.

Listing

Our common stock is listed on the OTCQB under the symbol “RSLS.”

Anti-Takeover Effects of Certain Provisions of our Certificate of Incorporation and Bylaws and the DGCL

Our Certificate of Incorporation and Bylaws and the DGCL contain provisions that may have the anti-takeover effect of delaying, deferring or preventing a change in control of ReShape.

Anti-Takeover Provisions in our Certificate of Incorporation and Bylaws

Our Certificate of Incorporation and Bylaws contain the following anti-takeover provisions that may have the anti-takeover effect of delaying, deferring or preventing a change in control of ReShape:

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We have shares of common stock and preferred stock available for future issuance without stockholder approval. The existence of unissued and unreserved common stock and preferred stock may enable our Board of Directors to issue shares to persons friendly to current management or to issue preferred stock with terms that could render more difficult or discourage a third-party attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of our management.

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Subject to the rights of the holders of any series of preferred stock to elect additional directors under specified circumstances, our Board of Directors is classified into three classes, each of which serves for three years, with one class being elected each year.

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Subject to the rights of the holders of any series of preferred stock then outstanding, directors may be removed from office at any time, only for cause, and only by the affirmative vote of the holders of at least a majority of the voting power of the then outstanding shares of stock of ReShape entitled to vote generally in the election of directors, voting together as a single class.

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Subject to the rights of the holders of any series of preferred stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in our Board of Directors resulting from death, resignation, retirement, disqualification or other cause may be filled only by a majority vote of the directors then in office, even if less than a quorum.

•	Stockholders may only take action at annual or special meetings of the stockholders, and stockholders may not act by written consent.
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Special meetings of the stockholders may be called only by our Board of Directors or the Chairman of the Board. Business transacted at special meetings shall be confined to the purpose or purposes stated in the notice.

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Our Board of Directors may adopt, amend, repeal or otherwise alter, from time to time, our Bylaws without any action on the part of the stockholders in accordance with our Bylaws; provided, however, that any bylaws made by our Board of Directors and any and all powers conferred by any of said bylaws may be amended, altered or repealed by the affirmative vote of the holders of at least a majority of the voting power of the then outstanding shares of capital stock of ReShape entitled to vote generally in the election of directors, voting together as a single class.

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Stockholders must follow advance notice procedures to submit nominations of candidates for election to our Board of Directors at an annual or special meeting of the stockholders. Stockholders must also follow advance notice procedures to submit proposals of business to be brought before an annual or special meeting of the stockholders.

Delaware Business Combination Statute

We are a Delaware corporation, and we are subject to Section 203 of the DGCL, known as the Delaware Business Combination Statute. In general, Section 203 of the DGCL prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time the person became an interested stockholder, unless:

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Prior to the time the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

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Upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, exclusive of shares owned by directors who are also officers and by certain employee stock plans; or

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At or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns 15% or more of a corporation’s voting stock or is the corporation’s affiliate or associate and was the owner of 15% or more of the corporation’s outstanding voting stock at any time within the three-year period immediately before the date of determination.